Exhibit 99.1
Hillenbrand Reports First-Quarter 2009 Results
•	Earnings per share and net income increase more than 10 percent year-over-year.

•	Net revenues of $166.5 million are $3.6 million higher than in first quarter of fiscal 2008.

•	Gross margin improves by 80 basis points over the prior year.
BATESVILLE, Ind., Feb. 6, 2009, Hillenbrand, Inc. (NYSE:HI) – /PR Newswire-First Call/ Hillenbrand, Inc. reported net income of $26.5 million, or $0.43 per fully diluted earnings per share, for the first quarter of 2009, which ended Dec. 31, 2008. This was an increase of 10.4 percent over the same period in 2007, with net income of $24 million, or $0.39 per fully diluted earnings per share. Excluding the effect of antitrust litigation and separation costs, adjusted net income increased 5.1 percent in the first quarter of 2009 over the first quarter of 2008.
Net revenues for the quarter were $166.5 million, an increase of $3.6 million (2.2 percent) over results in the same period of the prior year. Improved average revenue per unit was partially offset by the effect of lower volumes resulting from a decline in deaths and increased cremations, and unfavorable foreign exchange rates.
Gross margin for the quarter of 41.9 percent improved by 80 basis points over the prior year, resulting largely from increased revenue and manufacturing productivity improvements, partially offset by lower volume and higher prices for carbon steel.
“As fuel and commodity costs seem to be returning to more normal levels, our gross margin percentages have followed suit,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand, Inc. “However, we remain in a very turbulent economic period, and we must be prepared for further volatility in our primary input costs.”
First-quarter core operating expenses increased by $3.5 million (12.8 percent) over the prior year, excluding one-time separation costs. The increase is largely related to actions Hillenbrand took in 2008 to support its public company operations and investments in capabilities to execute its strategic initiatives.
“We’re off to a respectable start in our first full year as a stand-alone public company, posting solid and steady results in these uncertain economic times, and we remain cautiously optimistic about our 2009 performance,” Camp said.

Outlook for Fiscal Year 2009
The company is reaffirming its guidance for fiscal year 2009.
Hillenbrand, Inc.
(amounts in millions, except per share data)

	Fiscal year ending September 30
		FY 09 Range
	FY 08	Low	High
Net revenues	$678	$695	$710
Income before taxes	$153	$149	$157
Tax rate	39.2%	36.0%	35.0%
Net income	$93	$95	$102
Average diluted shares outstanding	63	62	62
Diluted net income per share	$1.49	$1.54	$1.66

Excluding certain non-operating costs (anti-trust litigation and separation*)
Net income	$108	$107	$114
Diluted net income per share	$1.73	$1.73	$1.85

*	Non-GAAP Financial Disclosures and Reconciliations for First Quarter 2009

While Hillenbrand, Inc. reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand, Inc. uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Hillenbrand, Inc.
(amounts in millions)

	Three Months Ended			Three Months Ended			Fiscal Year 2009
	December 31, 2007			December 31, 2008			Guidance Midpoint
		Income			Income			Income
	Pre-Tax	Taxes	Post-Tax	Pre-Tax	Taxes	Post-Tax	Pre-Tax	Taxes	Post-Tax
GAAP income	$38.0	$14.0	$24.0	$41.4	$14.9	$26.5	$153.1	$54.4	$98.7

Certain non-operating costs:
Antitrust litigation	1.0	0.4	0.6	0.6	0.2	0.4	18.5	6.6	11.9
Separation	1.2	0.1	1.1	0.1	0.0	0.1	0.3	0.1	0.2

Adjusted income	$40.2	$14.5	$25.7	$42.1	$15.1	$27.0	$171.9	$61.1	$110.8

Additional assumptions and discussion will be provided during the company’s conference call to be held later today.

Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 8 a.m. EDT Friday, Feb. 6, 2009. During the event, management will discuss the results for the first quarter of fiscal year 2009, which ended Dec. 31, 2008. The webcast is available at http://ir.hillenbrandinc.com and will be archived on the company’s Web site through Feb. 6, 2010, for those unable to listen to the live webcast.
Participants may listen to the conference call by dialing 1-877-857-6144 (1-719-325-4802 for international callers). A replay of the call will be available through midnight Friday, Feb. 20, 2009, at 1-888-203-1112 (1-719-457-0820 for international callers). Please use the confirmation code 7415505.
Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(amounts in millions, except per share data)

	Three Months Ended
	December 31,
	2008	2007

Net revenues	$166.5	$162.9
Cost of goods sold	96.7	96.0

Gross profit	69.8	66.9
Operating expenses (including separation costs of $0.1 million and $1.2 million for the three-month periods ended Dec. 31, 2008, and Dec. 31, 2007, respectively)	30.9	28.5

Operating profit	38.9	38.4
Interest expense	(1.1)	—
Investment income and other	3.6	(0.4)

Income before income taxes	41.4	38.0
Income tax expense	14.9	14.0

Net income	$26.5	$24.0

Income per common share-basic and diluted	$0.43	$0.39
Dividends per common share*	$.185	$—

Average common shares outstanding — basic and diluted	62.0	62.5

*	Hillenbrand, Inc.’s first dividend as a stand-alone public company was paid June 30, 2008. As a result, there are no dividends reported for the three months ended December 31, 2007.

Hillenbrand, Inc.
Consolidated Balance Sheets (Unaudited)
(amounts in millions)

	December 31,	September 30,
	2008	2008
ASSETS
Current Assets
Cash and cash equivalents	$20.3	$14.7
Trade accounts receivable, net	96.5	88.4
Inventories	50.8	48.6
Deferred income taxes	17.3	22.4
Other current assets	8.3	7.5

Total current assets	193.2	181.6
Property, net	89.0	90.8
Intangible assets, net	18.8	19.7
Auction rate securities and related Put right	48.3	51.1
Note receivable from Forethought Financial Group, Inc.	133.4	130.4
Investments	23.9	25.2
Deferred income taxes	21.5	19.7
Other assets	25.0	26.8

Total Assets	$553.1	$545.3

LIABILITIES
Current Liabilities
Revolving credit facility	$100.0	$100.0
Trade accounts payable	10.8	15.8
Accrued compensation	19.7	24.6
Accrued customer rebates	21.5	20.4
Other current liabilities	27.0	20.8
Due to Hill-Rom Holdings, Inc.	4.5	4.4

Total current liabilities	183.5	186.0
Deferred compensation, long-term portion	7.1	7.0
Accrued pension and postretirement healthcare, long-term portion	34.1	33.5
Other long-term liabilities	31.5	30.4

Total Liabilities	256.2	256.9

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock, no par value, 199.0 shares authorized; 62.8 and 62.4 shares issued, 62.2 and 62.1 share outstanding at December 31, 2008 and September 30, 2008, respectively	—	—
Additional paid-in-capital	288.3	286.4
Retained earnings	38.1	23.0
Treasury stock, at cost; 0.6 and 0.3 shares at December 31, 2008 and September 30, 2008, respectively	(12.5)	(6.2)
Accumulated other comprehensive loss	(17.0)	(14.8)

Total Shareholders’ Equity	296.9	288.4

Total Liabilities and Shareholders’ Equity	$553.1	$545.3

Hillenbrand, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(amounts in millions)

	Three Months Ended December 31,
	2008	2007
Operating Activities:
Net income	$26.5	$24.0
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	4.5	4.5
Provision for deferred income taxes	0.2	2.0
Net (gain) on disposal of property	(0.1)	—
Net loss on auction rate securities and related Put right	0.2	—
Interest income on note receivable from Forethought Financial Group, Inc.	(3.0)	—
Stock based compensation	1.9	—
Trade accounts receivable	(9.0)	(2.5)
Inventories	(2.9)	(1.2)
Other current assets	1.6	(1.5)
Trade accounts payable	(4.9)	(0.7)
Accrued expenses and other current liabilities	(5.2)	(1.1)
Income taxes prepaid or payable	9.7	(1.9)
Amounts due to/from Hill-Rom Holdings, Inc.	0.1	—
Defined benefit plan funding	(0.4)	(0.3)
Change in deferred compensation	0.1	(0.1)
Other, net	4.0	1.5

Net cash provided by operating activities	23.3	22.7

Investing Activities:
Capital expenditures	(2.1)	(2.3)
Proceeds on disposal of property	0.1	0.1
Proceeds from sale or redemption of auction rate securities	1.4	—
Capital contributions to affiliates	(0.5)	—
Return of investment capital from affiliates	1.9	—

Net cash provided by (used in) investing activities	0.8	(2.2)

Financing Activities:
Proceeds from revolving credit facility	10.0	—
Repayments on revolving credit facility	(10.0)	—
Payment of dividends on common stock	(11.4)	—
Purchase of common stock	(6.3)	—
Net change in advances to former parent	—	(20.2)

Net cash used in financing activities	(17.7)	(20.2)

Effect of exchange rate changes on cash and cash equivalents	(0.8)	(0.4)

Net cash flows	5.6	(0.1)

Cash and cash equivalents:
At beginning of period	14.7	11.9

At end of period	$20.3	$11.8

Disclosure Regarding Forward-Looking Statements
Throughout this announcement and the related conference call, we make or may make a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, “forward-looking statements” are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature they are subject to a wide range of risks.
Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal
become	pursue	estimate	will	forecast	continue
targeted	increase	higher/lower	improve	progress	potential
This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify “forward-looking statements.” The absence of any of these words, however, does not mean that the statement is not “forward-looking.”
Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: the company’s ongoing antitrust litigation; the company’s dependence on its relationships with several large national providers; continued fluctuations in mortality rates and increased cremations; ongoing involvement in claims, lawsuits, and governmental proceedings related to operations; failure of the company’s announced strategic initiatives to achieve expected growth, efficiencies, or cost reductions; failure of the company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances; competition from nontraditional sources in the funeral services business; volatility of the company’s investment portfolio; increased costs or unavailability of raw materials; labor disruptions; the ability to retain executive officers and other key personnel; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of the company’s Annual Report on Form 10-K for the year ended Sept. 30, 2008, filed Dec. 9, 2008. The company assumes no obligation to update or revise any forward-looking information.
About Hillenbrand, Inc.
Hillenbrand, Inc. (www.HillenbrandInc.com) is the holding company for Batesville Casket Company, a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing, and other personalization and memorialization products. HI-INC-F
CONTACT
Investor Relations for Hillenbrand, Inc.
Mark R. Lanning, Vice President of Investor Relations and Treasurer
Phone: 812-934-7256
E-mail: mrlanning@hillenbrand.com
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